Exhibit 10.73

2007/08/28

Loan Transaction Sheet

Lessor

1-14-11  KandaNishiki Chiyoda,Tokyo

ChuoRetail Ltd.

Representative director

Hideyuki Iwaya

Debtor

1-14-6 Dogenzaka Shibuya, Tokyo

Ecoss, Inc.

Representative director

Chihiro Tsuyuki

1 (money consumption lending and borrowing)

The debtor paid and borrowed money 11 million yen from the lessor.

The lending day is assumed August 29, 2007.

2 (repayment)

The repayment of the loan of the former article is on October 28, 2007, and the debtor transfers to the account that the lessor specifies and pays it off.

3 (interest)

It is assumed to principal 15% a year, transfers the interest for concerned to the account that the lessor specifies on the interest payment of \271,232, and the interest is paid off.